EXHIBIT 99.1

RiceBran Technologies Sells Healthy Natural Subsidiary for $18.3 Million in Order to Focus on Building Shareholder Value Through Its Ingredient Business

Proceeds will eliminate all USA segment debt, and significantly improve cash and shareholders’ equity positions

SACRAMENTO, California, July 14, 2017 /PRNewswire/ -- RiceBran Technologies (NASDAQ:RIBT and RIBTW) ("RBT" or "Company"), a global leader in the production and marketing of value-added products derived from rice bran, today announced that the Company has sold its contract manufacturing and packaging subsidiary, Healthy Natural, Inc., to an affiliate of Rosewood Private Investments.

“We are pleased to have completed the sale of Healthy Natural as part of our plan to improve shareholder value creation by focusing on RBT’s ingredients business,” said Robert Smith, Chief Executive Officer of RBT. “We were also pleased to sell the business to an established and successful industry participant like Rosewood, whose success in this segment should well serve the Healthy Natural customer base.”

RBT was paid $18.3 million for the Healthy Natural business. RBT will use a portion of the sale proceeds to eliminate senior debt and subordinated notes with face value totaling $12.5 million, to pay transaction-related costs, and to increase cash and cash equivalents (RBT had cash and cash equivalents of $3.4 million as of March 31, 2017). The gain on the sale will also increase shareholders’ equity, which totaled $7.9 million on March 31, 2017. Allegiance Capital Corporation of Dallas, Texas, was engaged to advise RiceBran Technologies in this sale.

“By eliminating our senior debt and subordinated notes and improving liquidity and our equity funding,” Brent Rystrom, RBT Chief Financial Officer added, “we believe we are now positioned to increase our efforts in the markets for stabilized rice bran and derivative products ingredients, and we are excited for the opportunities awaiting us. We view this as an important step in our plans to create improved shareholder value and look forward to updating our progress on these efforts in the future.”

About RiceBran Technologies

RiceBran Technologies is a food and animal feed ingredient company focused on the procurement, bio-refining and marketing of numerous products derived from rice bran. RiceBran Technologies has proprietary and patented intellectual property that allows us to convert rice bran, one of the world's most underutilized food sources, into a number of highly nutritious food and feed ingredient products. Our global target markets are food and feed manufacturers and retailers, as well as specialty food, functional food and nutritional supplement manufacturers and retailers. More information can be found in the Company's filings with the SEC and by visiting our website at http://www.ricebrantech.com.

About Rosewood Private Investments

Rosewood Private Investments is the private equity arm of The Rosewood Corporation, a family-backed yet institutional firm with diverse worldwide operations and investments. Rosewood is wholly owned by the Caroline Hunt Trust Estate, which was established in 1935 by H.L. Hunt and built upon over generations by developing and acquiring businesses that are leaders in their respective industries. Rosewood’s structure and history enable the firm to be a unique resource and flexible investment partner. As an evergreen entity, Rosewood is continually seeking to invest capital in companies that share a commitment to entrepreneurism, integrity and sound business principles. While a generalist investor, Rosewood has a particular focus in the nutrition and wellness, aerospace, manufacturing technologies and environmental services sectors.

About Allegiance Capital Corporation

Allegiance Capital Corporation, headquartered in Dallas, is a premier, private investment bank focused on M&A, financings and other financial advisory services for leading North American companies. (www.allcapcorp.com)

Forward-Looking Statements-portion of additional disclosure

This release contains forward-looking statements, including, but not limited to, statements about RiceBran Technologies' expectations regarding growth and building future value. These statements are made based upon current expectations that are subject to known and unknown risks and uncertainties, including the risk that if RBT determines to complete a reverse stock split in the future, RBT's shareholders may not provide the requisite approval. RiceBran Technologies does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in this press release and in RiceBran Technologies' filings with the Securities and Exchange Commission, including its most recent periodic reports.